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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       of
                                  WAM!NET INC.

                                  ARTICLE 1.1.

                                      NAME

         The name of the corporation is WAM!NET Inc., which shall be referred to in these Amended and Restated Articles of Incorporation as the "Corporation."

                                  ARTICLE 2.2.

                                REGISTERED OFFICE

         The address of the registered office of the Corporation in Minnesota is 655 Lone Oak Drive, Eagan, Minnesota 55121.

                                  ARTICLE 3.3.

                                    DURATION

         The duration of the Corporation shall be perpetual.

                                  ARTICLE 4.4.

                                     PURPOSE

         The Corporation is organized for general business purposes.

                                  ARTICLE 5.5.

                                     POWERS

         The Corporation shall have the unlimited power to engage in and to do any act necessary or incidental to the carrying out of its purposes, together with the power to do or perform any acts consistent with or which may be implied from the powers expressly conferred upon corporations by Minnesota Statutes, Chapter 302A.

                                  ARTICLE 6.6.

                                      STOCK

         6.1) Capitalization. The aggregate number of shares of stock that the Corporation has authority to issue shall be five hundred million (500,000,000) shares, which shall consist of (a) four hundred eighty million (480,000,000) shares of common stock, with a par value of One Cent ($.01) per share ("Common Stock"); and (b) twenty million (20,000,000) shares of undesignated stock ("Undesignated Stock"). The Board of Directors of the Corporation is authorized to establish from the
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Undesignated Stock, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include but is not limited to designation as additional Common Stock), and to fix the relative rights and preferences of each such class or series.

         6.2) Prior Certificates of Designation. A number of shares of Undesignated Stock have already been designated by the Board of the Directors of the Corporation pursuant to those certain Certificates of Designation, and amendments and corrections thereto, previously adopted by the Board of Directors of the Corporation and filed with the Minnesota Secretary of State as further described on Schedule 1 attached hereto (collectively, the "Certificates). The Certificates shall remain in full force and effect in accordance with their respective terms after the effective date of these Amended and Restated Articles of Incorporation. Any other Certificates of Designation filed by the Company prior to the effective date of these Amended and Restated Articles of Incorporation and not described on Schedule 1 attached hereto are hereby canceled. Any shares currently issued and outstanding pursuant to the Certificates, as amended and identified on Schedule 1, shall remain issued and outstanding shares after the Effective Date subject to the same designations, rights and preferences stated in the Certificates, as amended, and these Amended and Restated Articles of Incorporation. Any such shares that are hereafter converted into shares of Common Stock pursuant to the terms of the Certificates, as amended, or redeemed, purchased or otherwise acquired by the Company shall be retired and canceled promptly after such conversion, redemption, purchase or acquisition and shall become authorized but unissued shares of Undesignated Stock and may be reissued subject to the conditions and restrictions on issuance in these Amended and Restated Articles of Incorporation, in any other Certificate of Designation creating a series of preferred stock or any similar stock, or as otherwise required by law.

         6.3) Preemptive Rights. Shareholders shall not have any preemptive or preferential rights for or to shares of this Corporation, whether now or hereafter authorized, or to any obligations convertible into shares of this Corporation, or to any options, warrants or other rights to acquire shares of this Corporation, or to any subscription or right of subscription therefor, except such, if any, as may be provided in any Certificate or as the Board of Directors in its sole discretion may determine from time to time, and at such price or terms as the Board of Directors may fix. The Board of Directors may, at any time and from time to time, issue and sell for such consideration as may be permitted by law and these Amended and Restated Articles of Incorporation, any or all of the authorized shares of the Corporation not then issued and any and all of any stock of any class or series that may hereafter be authorized.

         6.4) Issuance of Shares. Subject to this Article 6, the Board of Directors may issue any or all shares of the Corporation

                                       2
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authorized by these Amended and Restated Articles of Incorporation and not already issued, including any shares previously issued and reacquired by the Corporation. Upon approval by the Board of Directors, shares may be issued (i) for any consideration determined appropriate by the Board of Directors, or (ii) for no consideration in order to effectuate share conversions, dividends or splits, including reverse splits.

         6.5) Issuance of Rights to Acquire Shares. Subject to Section 6.4, the Board of Directors may issue rights to purchase shares of the Corporation, and shall fix the terms, provisions and conditions of such rights to purchase, including the conversion basis and the price at which shares may be purchased or subscribed for. Shares to be issuable upon the exercise of all outstanding rights to purchase, including such rights to be issued, must be authorized by these Amended and Restated Articles of Incorporation and not already issued.

                                  ARTICLE 7.7.

                                  SHAREHOLDERS

         Unless otherwise provided in these Amended and Restated Articles of Incorporation or in any Certificate of Designation, all shareholder actions shall require an affirmative vote of the holders of a majority of the voting power of the shares represented and entitled to vote at a duly held meeting, except where the law requires a vote with respect to all outstanding shares of the Corporation, in which case the affirmative vote of a majority of the shares entitled to vote (by class or series if more than one class or series of shares is outstanding and entitled to vote separately as a class or series on such matter) shall be sufficient to authorize the action.

                                  ARTICLE 8.8.

                              NON-CUMULATIVE VOTING

         Unless otherwise provided in these Amended and Restated Articles of Incorporation or in a Certificate of Designation, cumulative voting for directors shall not be permitted.

                                  ARTICLE 9.9.

                                    DIRECTORS

         9.1) Power; Voting. The Board of Directors shall have the power and authority to take any action required or permitted by law or by these Amended and Restated Articles of Incorporation. The Board of Directors shall take action by the affirmative vote of a majority of directors present at a duly held meeting, except where law requires the affirmative vote of a larger proportion or number.

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         9.2) Written Action. Any action required or permitted to be taken at a board meeting may be taken by written action signed by a majority of directors. If the action must also be approved by the shareholders, then the action must be taken by written action of all the directors.

         9.3) Indemnification. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the Corporation or the shareholders (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability under Minnesota Statutes Section 302A.559 or 80A.23; or (iv) liability for any transaction from which the director derived an improper personal benefit. If Chapter 302A of the Minnesota Statutes is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by Chapter 302A of the Minnesota Statutes, as amended. Any repeal or modification of this Section 9.3 by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation at the time of such repeal or modification.

                                 ARTICLE 10.10.

                                     BYLAWS

         The Board of Directors may adopt bylaws which may contain any provision relating to the management of the business or the regulation of the affairs of the Corporation not inconsistent with law or these Amended and Restated Articles of Incorporation. The power to adopt, amend or repeal the bylaws shall be vested in the Board of Directors.

                                 ARTICLE 11.11.

                               INAPPLICABILITY OF
                     MINNESOTA CONTROL SHARE ACQUISITION ACT

         Section 302A.671 of the Minnesota Statutes shall not apply to the Corporation, and these Amended and Restated Articles of Incorporation may not be amended to make Section 302A.671 of the Minnesota Statutes applicable to the Corporation without the affirmative vote of at least three-quarters (3/4) of the voting power of the shares outstanding and entitled to vote.

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                                   SCHEDULE 1

                           Certificates of Designation
                           ---------------------------

                                                                                          Date Filed With
                                                                     Number of Shares    Minnesota Secretary
        Certificate and Amendments and Corrections                      Designated           of State
--------------------------------------------------------------       ----------------    -------------------
Certificate of Designation of Rights and Preferences of                     115,206        March 7, 2000
Class A Preferred Stock
                                                                                           March 17, 2000
     As corrected by Articles of Correction of Certificate of
     Designation of Rights and Preferences of Class A
     Preferred Stock

Certificate of Designation of Rights and Preferences of                   5,710,425        March 4, 1999
Class B Convertible Preferred Stock

     As corrected by Articles of Correction of Certificate of                              August 17, 1999
     Designation of Rights and Preferences of Class A
     Preferred Stock, Class B Convertible Preferred Stock,
     Class C Convertible Preferred Stock and Class D
     Convertible Preferred Stock

Certificate of Designation of Rights and Preferences of                     878,527        March 4, 1999
Class C Convertible Preferred Stock

     As corrected by Articles of Correction of Certificate of                              August 17, 1999
     Designation of Rights and Preferences of Class A
     Preferred Stock, Class B Convertible Preferred Stock,
     Class C Convertible Preferred Stock and Class D
     Convertible Preferred Stock

                                                                                          Date Filed With
                                                                     Number of Shares    Minnesota Secretary
        Certificate and Amendments and Corrections                      Designated           of State
--------------------------------------------------------------       ----------------    -------------------
Certificate of Designation of Rights and Preferences of                   2,196,317        March 4, 1999
Class D Convertible Preferred Stock

     As corrected by Articles of Correction of Certificate of                              August 17, 1999
     Designation of Rights and Preferences of Class A
     Preferred Stock, Class B Convertible Preferred Stock,
     Class C Convertible Preferred Stock and Class D
     Convertible Preferred Stock

Amendment to Certificate of Designation of Rights and                       116,725        March 8, 2000
Preferences of Class E Convertible Preferred Stock

     As corrected by Articles of Correction of Certificate of
     Designation of Rights and Preferences of Class E                                      March 17, 2000
     Convertible Preferred Stock

Certificate of Designation of Rights and Preferences of                      50,000        February 11, 2000
Class F Convertible Preferred Stock

     As corrected by Articles of Correction of Certificate of                              March 1, 2000
     Designation of Rights and Preferences of Class E
     Convertible Preferred Stock and Class F Convertible
     Preferred Stock

     As further corrected by Articles of Correction of                                     March 9, 2000
     Certificate of Designation of Rights and Preferences of
     Class F Convertible Preferred Stock


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

                             SCHEDULE 1 (Continued)

                                                                                          Date Filed With
                                                                     Number of Shares    Minnesota Secretary
        Certificate and Amendments and Corrections                      Designated           of State
--------------------------------------------------------------       ----------------    -------------------
Certificate of Designation of Rights and Preferences of                      10,000        March 6, 2000
Class G Convertible Preferred Stock


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